Exhibit 99.1

NEWS RELEASE

St. Paul Travelers Reports Second Quarter 2006 Net Income of $970 Million, or $1.36 per Diluted Share

SAINT PAUL, Minn. (July 27, 2006) — The St. Paul Travelers Companies, Inc. (“St. Paul Travelers,” NYSE:STA) today reported net income of $970 million, or $1.40 per basic share and $1.36 per diluted share, for the quarter ended June 30, 2006, compared to $1.069 billion, or $1.59 per basic share and $1.52 per diluted share, in the prior year quarter.  Net income in the prior year quarter included a $138 million after-tax gain from discontinued operations, primarily related to the partial disposition of St. Paul Travelers’ equity stake in Nuveen Investments, Inc. (“Nuveen”).  The Company successfully divested its ownership stake in Nuveen during the second and third quarters of 2005.  Operating income in the current quarter was $959 million, or $1.39 per basic share and $1.34 per diluted share, compared to $966 million, or $1.44 per basic share and $1.38 per diluted share, in the prior year quarter.

Net and operating income in the current quarter included an after-tax benefit of $68 million ($101 million pre-tax) for net favorable prior year reserve development, partially offset by an after-tax charge of $44 million ($67 million pre-tax) for catastrophe losses.  Net and operating income in the current quarter also included a pre- and after-tax charge of $42 million for an additional legal provision related to investigations of various business practices by certain governmental agencies. In the prior year quarter, net and operating income included an after-tax benefit of $50 million ($75 million pre-tax) for net favorable prior year reserve development, partially offset by an after-tax charge of $8 million ($11 million pre-tax) for catastrophe losses.

Current Quarter Highlights

•                  Return on equity of 17.0 percent and operating return on equity of 16.6 percent.

•                  Strong GAAP combined ratios in the Commercial, Specialty and Personal segments of 90.4, 88.6 and 90.1 percent, respectively.

•                  Record net investment income of $673 million after-tax, a 13 percent increase from the prior year quarter.

•                  Record net written premiums of $5.655 billion, an 8 percent increase from the prior year quarter.

•                  Book value per share (excluding FAS 115) of $33.83, a 7 percent increase from year end 2005.

•                  Repurchased 5.6 million common shares for a total cost of $250 million under the $2 billion share repurchase program.

Jay Fishman, Chairman and Chief Executive Officer, said, “The $959 million of operating income this quarter and the 16.6 percent operating return on equity we generated is the result of solid performance in all three of our segments as well as record net investment income.

“We are very pleased with our top-line result of 8 percent net written premium growth, with each of our segments contributing to the higher premium volume.  Retention rates remain strong, and margins continue to be attractive.  Renewal price increases for Southeastern U.S. coastal property exposures are significant while the pricing environment elsewhere remains fairly stable.  We still see attractive new business opportunities, although with retentions high on an industry-wide basis, the flow in the marketplace is somewhat limited.

“Our company is in an excellent financial position.  We have produced record results through the first half of the year, and we are very well positioned in the current marketplace,” concluded Mr. Fishman.

Consolidated Second Quarter Highlights

($ in millions, except for per share amounts, and after-tax	Three Months Ended June 30,				Six Months Ended June 30,
except for premiums)	2006	2005	Change		2006	2005	Change

Gross written premiums	$6,197	$5,909	5%		$12,007	$11,829	2%
excluding Commercial Other	6,176	5,868	5		11,984	11,711	2
Net written premiums	5,655	5,216	8		10,429	9,996	4
excluding Commercial Other	5,637	5,194	9		10,406	9,934	5
Net earned premiums	5,181	5,109	1		10,172	10,228	(1)
Underwriting gain	311	383	(19)		648	674	(4)
Net investment income	673	598	13		1,343	1,181	14
Operating income	959	966	(1)		1,970	1,825	8
per diluted share	$1.34	$1.38	(3)		$2.75	$2.60	6
Income from continuing operations	970	931	4		1,976	1,808	9
per diluted share	$1.36	$1.33	2		$2.76	$2.58	7
Net income	970	1,069	(9)		1,976	1,281	54
per diluted share	$1.36	$1.52	(11)		$2.76	$1.84	50
Book value per share	$33.14	$32.90	1		$33.14	$32.90	1
Adjusted book value per share	$33.83	$31.48	7		$33.83	$31.48	7
GAAP combined ratio	89.8%	87.6%	2.2	pts	89.4%	89.1%	0.3	pts
Operating return on equity	16.6%	18.6%	(2.0	)pts	17.4%	17.7%	(0.3	)pts
Continuing operations return on equity	17.0%	17.4%	(0.4	)pts	17.5%	17.0%	0.5	pts
Return on equity	17.0%	20.0%	(3.0	)pts	17.5%	12.1%	5.4	pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data

Net written premiums, excluding Commercial Other, the Company’s runoff operations, increased 9 percent from the prior year quarter, with each segment contributing to the growth.  This result was primarily driven by strong retention rates; renewal price increases, predominantly for Southeastern U.S. catastrophe-prone exposures; higher new business volume, particularly in personal auto and homeowners; and lower ceded premiums in the Commercial and Specialty segments.

Net investment income in the current quarter was $673 million after-tax ($874 million pre-tax), a 13 percent increase from the prior year quarter.  The increase was driven by strong operating cash flows and higher fixed income rates.

The GAAP combined ratio in the current quarter was 89.8 percent, a 2.2 point increase from the 87.6 percent reported in the prior year quarter.  The increase was primarily due to higher catastrophe losses and the legal provision, partially offset by greater net favorable prior year reserve development and the continuation of favorable loss experience.  The current quarter GAAP combined ratio benefited by 2.0 points for net favorable prior year reserve development, compared to a benefit of 1.5 points in the prior year quarter.  Catastrophe losses negatively impacted the current quarter GAAP combined ratio by 1.3 points, compared to 0.2 points in the prior year quarter.

During the second quarter of 2006, the Company repurchased 5.6 million common shares for a total cost of $250 million under its $2 billion share repurchase program.

Year-to-Date 2006 Consolidated Results

For the six-month period ended June 30, 2006, St. Paul Travelers reported record net income, income from continuing operations and operating income.  Net income in the current year period was $1.976 billion, or $2.85 per basic share and $2.76 per diluted share, compared to $1.281 billion, or $1.91 per basic share and $1.84 per diluted share, in the prior year period.  Net income in the prior year period was negatively impacted by a $527 million after-tax loss from discontinued operations, primarily due to a tax charge related to the Company’s decision to divest its 78 percent equity interest in Nuveen.  The Company successfully divested its ownership stake in Nuveen during the second and third quarters of 2005.

Income from continuing operations in the first six months of 2006 was $1.976 billion, or $2.85 per basic share and $2.76 per diluted share, compared to $1.808 billion, or $2.70 per basic share and $2.58 per diluted share, in the prior year period.  Operating income in the current year period was $1.970 billion, or $2.84 per basic share and $2.75 per diluted share, compared to $1.825 billion, or $2.72 per basic share and $2.60 per diluted share, in the prior year period.

Net and operating income for the first six months of 2006 included an after-tax benefit of $100 million ($150 million pre-tax) for net favorable prior year reserve development, partially offset by an after-tax charge of $44 million ($67 million pre-tax) for catastrophe losses.  In the prior year period, net and operating income included an after-tax benefit of $86 million ($130 million pre-tax) for net favorable prior year reserve development, partially offset by an after-tax charge of $28 million ($42 million pre-tax) for catastrophe losses.

The GAAP combined ratio in the current year period was 89.4 percent, a 0.3 point increase from the 89.1 percent reported in the prior year period.  The current year period GAAP combined ratio benefited by 1.5 points for net favorable prior year reserve development, partially offset by a negative impact of 0.7 points for catastrophe losses.  The prior year period GAAP combined ratio benefited by 1.2 points for net favorable prior year reserve development, partially offset by a negative impact of 0.4 points for catastrophe losses.

Net investment income in the current year was a record $1.343 billion after-tax ($1.749 billion pre-tax), a 14 percent increase from the prior year period.  The increase was driven by strong operating cash flows and the investment of approximately $2.4 billion of proceeds received from the sale of Nuveen as well as higher fixed income rates and non-fixed income returns.

For the first six months of 2006, operating return on equity was 17.4 percent, compared to 17.7 percent in the prior year period.

Commercial Segment Financial Results

For the second quarter 2006, the Commercial segment reported operating income of $517 million, compared to $530 million in the prior year quarter.  The decline was primarily due to the legal provision and lower net favorable prior year reserve development.  Operating income in the current quarter included an after-tax benefit of $1 million ($4 million pre-tax) for net favorable prior year reserve development, which consisted of favorable development primarily in the auto, property and general liability lines of business, largely offset by unfavorable development in assumed reinsurance.  The prior year quarter included an after-tax benefit of $8 million ($10 million pre-tax) for net favorable prior year reserve development.  There were no catastrophe losses reported in the current or prior year quarter.

The GAAP combined ratio was 90.4 percent in the current quarter, a 0.9 point increase from the 89.5 percent reported in the prior year quarter.  The increase was primarily due to the legal provision, partially offset by the continuation of favorable loss experience.  Net favorable prior year reserve development benefited the current quarter GAAP combined ratio by 0.2 points, compared to 0.5 points in the prior year quarter.

Net written premiums, excluding Commercial Other, increased 9 percent from the prior year quarter.  This result was primarily due to significant renewal price increases on Southeastern U.S. catastrophe-prone exposures, strong retention rates for all other property and casualty exposures and changes in reinsurance programs for National Accounts’ Discover Re business.

Within Select Accounts, retention rates were strong, consistent with previous quarters, renewal price changes were level with recent quarters and new business volume increased from the prior year quarter.  Within Commercial Accounts, retention rates were also strong, even more so for non-catastrophe exposures, renewal price changes increased from recent quarters and new business volume decreased slightly from the prior year quarter.

Specialty Segment Financial Results

For the second quarter 2006, the Specialty segment reported operating income of $287 million, compared to $221 million in the prior year quarter.  The increase was primarily driven by higher net investment income and net favorable prior year reserve development, partially offset by higher acquisition costs and the legal provision.  Operating income in the current quarter included an after-tax benefit of $29 million ($39 million pre-tax) for net favorable prior year reserve development, primarily related to International operations.  Operating income in the prior year quarter included an after-tax charge of $11 million ($16 million pre-tax) for net unfavorable prior year reserve development.  There were no catastrophe losses reported in the current or prior year quarter.

The GAAP combined ratio was 88.6 percent in the current quarter, a 2.3 point decline from the 90.9 percent reported in the prior year quarter.  The improvement was primarily due to net favorable prior year reserve development, partially offset by higher acquisition costs and the legal provision.  The current quarter GAAP combined ratio benefited by 2.7 points for net favorable prior year reserve development, compared to a negative impact of 1.1 points for net unfavorable prior year reserve development in the prior year quarter.

Net written premiums increased 8 percent from the prior year quarter, excluding the Personal Catastrophe Risk operation, which was sold in the fourth quarter of 2005.  The growth in net written premiums was primarily attributable to Bond, the Company’s Lloyd’s operations, the Canadian operations, Oil & Gas and Financial & Professional Services.  Bond benefited from both increased volumes and a reduction in ceded premium due to favorable loss experience.  The Lloyd’s operations experienced significant renewal price increases on Southeastern U.S. catastrophe-prone exposures.

Within Domestic Specialty, retention rates were strong, consistent with previous quarters, and renewal price changes increased from recent quarters.  New business volume, excluding the Personal Catastrophe Risk operation, was down slightly from the prior year quarter.  Within International Specialty, excluding the Company’s Lloyd’s operations, retention rates were also strong, albeit decreasing modestly from previous quarters, renewal price changes rose from recent quarters and new business volume increased from the prior year quarter.

Personal Segment Financial Results

For the second quarter 2006, the Personal segment reported operating income of $203 million, compared to $266 million in the prior year quarter.  The decline was primarily driven by higher catastrophe losses, lower net favorable prior year reserve development, the legal provision and expenses related to strategic initiatives to support business growth and product development, partially offset by higher net investment income and strong earned premium growth.  Operating income in the current quarter included an after-tax charge of $44 million ($67 million pre-tax) for catastrophe losses, partially offset by an after-tax benefit of $38 million ($58 million pre-tax) for net favorable prior year reserve development, primarily due to better than expected auto bodily injury loss experience.  Operating income in the prior year quarter included an after-tax benefit of $53 million ($81 million pre-tax) for net favorable prior year reserve development, partially offset by an after-tax charge of $8 million ($11 million pre-tax) for catastrophe losses.

The GAAP combined ratio was 90.1 percent in the current quarter, an 8.5 point increase from the 81.6 percent reported in the prior year quarter.  The increase was primarily due to higher catastrophe losses, lower net favorable prior year reserve development, the legal provision and expenses related to strategic initiatives.  Catastrophe losses negatively impacted the current quarter GAAP combined ratio by 4.1 points, compared to 0.7 points in the prior year quarter.  The current quarter GAAP combined ratio benefited by 3.6 points for net favorable prior year reserve development, compared to 5.4 points in the prior year quarter.

Net written premiums increased 10 percent from the prior year quarter.  This result was attributable to continued strong retention rates, renewal price increases and growth in new business.

Automobile net written premiums increased 8 percent, and policies in force increased 10 percent from the prior year quarter.  Retention rates were strong, consistent with previous quarters, and renewal price changes were level with recent quarters.  New business volume increased significantly from the prior year quarter due mainly to the continued roll-out of Quantum AutoSM, the Company’s multivariate pricing product, which was being offered in 33 states and the District of Columbia by the end of quarter.

Homeowners and Other net written premiums increased 11 percent, and policies in force increased 8 percent from the prior year quarter.  Retention rates were strong, consistent with previous quarters, and renewal price changes were generally consistent with recent quarters.  New business volume increased from the prior year quarter due to strategic product initiatives and cross-selling efforts with Quantum AutoSM.

2006 Annual Guidance

St. Paul Travelers is increasing its 2006 annual earnings per diluted share guidance range to $4.90 to $5.10, compared to the previously announced range of $4.70 to $5.00.  This guidance is based on a number of assumptions, including catastrophe losses of $250 million after-tax ($385 million pre-tax) for the remainder of 2006 and no additional prior year reserve development, favorable or unfavorable.  Average outstanding diluted shares are assumed to be 723 million for the full year, before the impact of any share repurchase activity in the third and fourth quarters.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.stpaultravelers.com.  The management of St. Paul Travelers will discuss the contents of this release via Webcast at 9:00 a.m. Eastern (8:00 a.m. Central) on Thursday, July 27, 2006.  Prior to the Webcast, a related slide presentation will be available on the Company’s Web site.  Following the live event, an audio playback of the Webcast and the slide presentation will be available at the Company’s Web site.

To view the slides or to listen to the Webcast or the playback, visit the “Webcasts & Presentations” section of the St. Paul Travelers investor relations Web site at http://investor.stpaultravelers.com/.

About St. Paul Travelers

St. Paul Travelers is a leading provider of property casualty insurance.  For more information, visit www.stpaultravelers.com.

Glossary of Financial Measures

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the Company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses) and discontinued operations.  Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity.  Continuing operations return on equity is the ratio of income from continuing operations to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses and discontinued operations, net of tax.

In the opinion of the Company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics.  Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence.  A catastrophe may result in the payment of reinstatement premiums and assessments from various pools.  In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Reinstatement premiums represent additional premiums payable to reinsurers to restore coverage limits that have been exhausted as a result of reinsured losses under certain excess of loss reinsurance treaties.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to prior year or current year development.  In the opinion of the Company’s management, discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit. A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume.

Adjusted book value per share represents assets less liabilities and preferred shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of shares outstanding. In the opinion of the Company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes the effect of changing prices on invested assets, which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.

St. Paul Travelers has organized its businesses into the following operating and reporting segments:

Commercial: Commercial — Core offers a broad array of property and casualty insurance and insurance-related services and is organized into the following three marketing and underwriting groups focusing on a particular client base or product grouping to provide products and services that specifically address clients’ needs: Commercial Accounts, Select Accounts and National Accounts. Commercial - Other includes policies written by Gulf, primarily management and professional liability coverages, the Special Liability Group and runoff operations.

Specialty provides dedicated underwriting, claim and risk control services that require specialized expertise, domestically and internationally. Domestic Specialty includes Financial and Professional Services, Bond, Construction, Technology, Ocean Marine, Oil and Gas, Public Sector, and Excess and Umbrella, among others.  International Specialty includes operations in the U.K., Ireland, Canada, and the Company’s participation in Lloyds.

Personal writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

Discontinued Operations (Asset Management) comprises Nuveen Investments, whose core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high net worth and institutional market segments.  During the third quarter of 2005 the Company completed the divestiture of its ownership interest of Nuveen Investments.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance and statements about our share repurchase plans are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, income from continuing operations, net and operating income and return on equity), financial condition and liquidity; the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); post-merger expense savings; the cost and availability of reinsurance coverage; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially reduce our profitability and adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; reinsurance may not protect us against losses; we are exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be significantly and adversely affected; the effects of emerging claim and coverage issues on our business are uncertain; we may incur loss and loss adjustment expenses as a result of disclosures by, and investigations of, companies for which we have written directors’ and officers’ insurance relating to possible accounting irregularities, corporate governance issues and stock option “backdating,” “spring loading” and other stock option grant practices; the insurance industry, including us, is the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or their impact on our business or financial results; our businesses are heavily regulated and changes in regulation may reduce our profitability and limit our growth; assessments and other surcharges for guaranty funds, second-injury funds, catastrophe funds and other mandatory pooling arrangements may reduce our profitability; a downgrade in our claims-paying and financial strength ratings could significantly reduce our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; our investment portfolio may suffer reduced returns or losses which could reduce our profitability; the intense competition that we face could harm our ability to maintain or increase our profitability and premium volume; we may not be able to execute announced and future strategic initiatives as planned; the inability of our insurance subsidiaries to pay dividends to us in sufficient amounts would limit our ability to meet our obligations and to pay future dividends; loss or significant restriction of the use of credit scoring or other variables in the pricing and underwriting of personal lines products could reduce our future profitability; disruptions to our relationships with our distributors, independent agents and brokers could adversely affect our future income and profitability; if we experience difficulties with outsourcing relationships, our ability to conduct our business might be negatively impacted; and the effects of corporate bankruptcies on surety bond claims.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

###

Summary of Financial Information

	Three months ended June 30,		Six months ended June 30,
($ in millions, except per share amounts, and after-tax)	2006	2005	2006	2005

Operating income	$959	$966	$1,970	$1,825
Net realized investment gains (losses)	11	(35)	6	(17)
Income from continuing operations	970	931	1,976	1,808
Discontinued operations	—	138	—	(527)
Net income	$970	$1,069	$1,976	$1,281

Basic earnings per share
Operating income	$1.39	$1.44	$2.84	$2.72
Net realized investment gains (losses)	0.01	(0.05)	0.01	(0.02)
Income from continuing operations	1.40	1.39	2.85	2.70
Discontinued operations	—	0.20	—	(0.79)
Net income	$1.40	$1.59	$2.85	$1.91

Diluted earnings per share
Operating income	$1.34	$1.38	$2.75	$2.60
Net realized investment gains (losses)	0.02	(0.05)	0.01	(0.02)
Income from continuing operations	1.36	1.33	2.76	2.58
Discontinued operations	—	0.19	—	(0.74)
Net income	$1.36	$1.52	$2.76	$1.84

Weighted average number of common shares outstanding (basic)	691.8	669.5	692.0	668.8
Weighted average number of common shares outstanding and common stock equivalents (diluted)	720.4	710.3	720.6	709.7
Common shares outstanding at period end	691.4	674.6	691.4	674.6

Common stock dividends declared	$180.1	$155.1	$340.2	$303.3

Operating income (loss) by segment
Commercial	$517	$530	$1,052	$978
Specialty	287	221	544	394
Personal	203	266	443	551
Interest Expense and Other	(48)	(51)	(69)	(98)
	$959	$966	$1,970	$1,825

Operating return on equity	16.6%	18.6%	17.4%	17.7%
Continuing operations return on equity	17.0%	17.4%	17.5%	17.0%
Return on equity	17.0%	20.0%	17.5%	12.1%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended June 30,		Six months ended June 30,
($ in millions, pre-tax)	2006	2005	2006	2005

Revenues
Premiums	$5,181	$5,109	$10,172	$10,228
Net investment income	874	775	1,749	1,540
Fee income	153	165	303	336
Net realized investment gains (losses)	10	(55)	4	(55)
Other revenues	37	43	77	93
	$6,255	$6,037	$12,305	$12,142

Revenues by segment excluding net realized investment gains (losses)
Commercial	$2,757	$2,831	$5,449	$5,693
Specialty	1,702	1,639	3,342	3,285
Personal	1,786	1,635	3,504	3,227
Interest Expense and Other	—	(13)	6	(8)
	6,245	6,092	12,301	12,197
Net realized investment gains (losses)	10	(55)	4	(55)
	$6,255	$6,037	$12,305	$12,142

Gross written premiums
Commercial Core	$2,552	$2,440	$5,069	$5,114
Commercial Other	21	41	23	118
Total Commercial	2,573	2,481	5,092	5,232
Specialty(1)	1,784	1,758	3,454	3,449
Personal	1,840	1,670	3,461	3,148
	$6,197	$5,909	$12,007	$11,829

Net written premiums
Commercial Core	$2,199	$2,025	$4,279	$4,177
Commercial Other	18	22	23	62
Total Commercial	2,217	2,047	4,302	4,239
Specialty(1)	1,657	1,545	2,774	2,699
Personal	1,781	1,624	3,353	3,058
	$5,655	$5,216	$10,429	$9,996

GAAP combined ratios:(2)
Commercial(3)
Loss and loss adjustment expense ratio	60.0%	61.7%	60.1%	63.5%
Underwriting expense ratio	30.4	27.8	30.0	28.5
Combined ratio	90.4%	89.5%	90.1%	92.0%

Specialty(3)
Loss and loss adjustment expense ratio	55.5%	59.9%	56.6%	62.1%
Underwriting expense ratio	33.1	31.0	33.0	31.5
Combined ratio	88.6%	90.9%	89.6%	93.6%

Personal
Loss and loss adjustment expense ratio	62.2%	55.4%	60.5%	53.9%
Underwriting expense ratio	27.9	26.2	27.8	26.3
Combined ratio	90.1%	81.6%	88.3%	80.2%

Total Company(3)
Loss and loss adjustment expense ratio	59.5%	59.4%	59.2%	60.4%
Underwriting expense ratio	30.3	28.2	30.2	28.7
Combined ratio	89.8%	87.6%	89.4%	89.1%

(1)             For the quarter ending June 30, 2005, Specialty gross and net written premiums included $64 and $15 million, respectively, and for the six-month period ending June 30, 2005, Specialty gross and net written premiums included $111 and $51 million, respectively, from its Personal Catastrophe Risk operation, which was sold in the fourth quarter of 2005.

(2)             For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(3)             Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended June 30,		Six months ended June 30,
($ in millions; after-tax except as noted)	2006	2005	2006	2005
Reconciliation of underwriting gain (loss) to net income

Pre-tax underwriting gain	$494	$600	$1,010	$1,051
Tax expense on underwriting results	(183)	(217)	(362)	(377)
Underwriting gain	311	383	648	674
Net investment income	673	598	1,343	1,181
Other, including interest expense and minority interest	(25)	(15)	(21)	(30)
Consolidated operating income	959	966	1,970	1,825
Net realized investment gains (losses)	11	(35)	6	(17)
Income from continuing operations	970	931	1,976	1,808
Discontinued operations	—	138	—	(527)
Net income	$970	$1,069	$1,976	$1,281

See Glossary of Financial Measures and the statistical supplement for additional financial data.

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Michael Connelly	Marc Parr
651.310.3846, or	860.277.1507, or	860.277.0779
Marlene Ibsen	David Schlosberg
860.277.9039	212.588.8412

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